Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Atara Biotherapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value	(1)	Other	400,000	$9.79	$3,916,000.00	0.0001381	$540.80

Total Offering Amounts:						$3,916,000.00		540.80
Total Fee Offsets:
Net Fee Due:								$540.80

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Offering Note(s)

(1)	Atara Biotherapeutics, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register 400,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Atara Biotherapeutics, Inc. 2024 Equity Incentive Plan, as amended (the “2024 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable pursuant to the provisions of the 2024 Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock reported on The Nasdaq Stock Market LLC on June 9, 2026.